Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Chelsey Orlikowski
chelsey.orlikowski@manpowergroup.com
+1.414.906.7320

Maja Stevanovich
maja.stevanovich@manpowergroup.com
+1.414.906.6675

ManpowerGroup Elects John F. Ferraro to Board of Directors

MILWAUKEE (14 December 2015) – ManpowerGroup Inc. (NYSE: MAN), a global leader in workforce solutions, announced today that John F. Ferraro, former Global Chief Operating Officer of Ernst & Young (“EY”), has been elected to the company’s Board of Directors, effective January 1, 2016.

“We’re delighted to welcome John to the Board - he is a superb fit.” said Jonas Prising, ManpowerGroup CEO. “His impressive global experience in professional services is well-suited to our business and he will be a great asset to ManpowerGroup’s future. I look forward to working with John when he joins us at the beginning of 2016.” Mr. Prising will become Chairman of the Board on December 31, 2015.

Ferraro joined EY in 1976 and was a partner for 26 years, serving as EY’s Global Chief Operating Officer for the last 8 years until his retirement in January 2015. Throughout his tenure at EY, Mr. Ferraro held various leadership positions, including Americas Managing Partner/Vice Chair of Client Services and Global Vice Chair of Audit. In addition, Mr. Ferraro served as a member of EY’s Global Executive board for more than 12 years. Mr. Ferraro also serves as a director of Advance Auto Parts Inc., International Flavors & Fragrances, Inc. and is the Chair of the Marquette University Board of Trustees.

About ManpowerGroup

ManpowerGroup® (NYSE: MAN) is the world’s workforce expert, creating innovative workforce solutions for more than 65 years. As workforce experts, we connect more than 600,000 people to meaningful work across a wide range of skills and industries every day. Through our ManpowerGroup family of brands – Manpower®, Experis®, Right Management ® and ManpowerGroup® Solutions – we help more than 400,000 clients in 80 countries and territories address their critical talent needs, providing comprehensive solutions to resource, manage and develop talent. In 2015, ManpowerGroup was named one of the World’s Most Ethical Companies for the fifth consecutive year and one of Fortune’s Most Admired Companies, confirming our position as the most trusted and admired brand in the industry. See how ManpowerGroup makes powering the world of work humanly possible: www.manpowergroup.com.

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